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                                                                    EXHIBIT 99.1

IXC NEWS RELEASE
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                 IXC COMMUNICATIONS COMMENCES TENDER OFFER AND
             CONSENT SOLICITATION FOR 12-1/2% SENIOR NOTES DUE 2005


AUSTIN, Texas -- March 18, 1998 -- IXC Communications, Inc. (NASDAQ: IIXC) announced today that it is commencing a tender offer to repurchase all $285 million of its outstanding 12-1/2% Senior Notes due 2005. The purchase price to be paid for tendered Notes will be based on the present value on the expected payment date of $1,062.50 per note (the redemption price on October 1, 2000, the first date on which the Notes are redeemable) plus scheduled interest payments through that date, discounted at a rate equal to 50 basis points above a U.S. treasury note of like maturity less a consent payment of $20 per $1,000 principal amount of Notes. Based on a recent price for the Treasury reference security, the amount payable, including the consent payment, would be approximately $1,199.51 per Note, assuming payment on April 21, 1998.

In conjunction with the tender offer, IXC is soliciting consents to eliminate substantially all the restrictive covenants and certain default provisions in the indenture under which the Notes were issued. Holders who tender their Notes are required to consent to the proposed indenture amendments. The $20 consent payment will be paid only to holders who tender their Notes prior to 5:00 p.m., New York City time, on the date (the "Consent Date") that is one business day following the later of April 2, 1998 or the Company's public announcement that consents have been received from holders of a majority of the Notes.

The tender offer and consent solicitation are part of a refinancing transaction in which IXC currently expects to issue new debt securities. The new notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The proceeds of this financing will be used to fund the tender offer and consent solicitation, to repay certain indebtedness and for certain other corporate purposes. The offer is conditioned on, among other things, the receipt of tenders and consents from the holders of at least a majority in principal amount of the Notes and the concurrent consummation of the refinancing on terms and conditions satisfactory to IXC. As currently contemplated, if consummated on April 21, 1998, the refinancing would have resulted in accounting charges which would reduce total stockholders' equity by approximately $72.0 million reflecting retirement of the Notes at a premium to their carrying value and payment of certain other indebtedness and obligations of the Company.


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The offer is expected to expire at 11:59 p.m., New York City time, on April 16,
1998, unless extended. Tendered Notes may be withdrawn and related consents may be revoked at any time on or prior to 5:00 p.m., New York City time, on the Consent Date.

For additional information regarding the tender offer and consent solicitation, reference should be made to the offer to purchase and consent solicitation statement, and the related transmittal documents, copies of which may be obtained shortly from MacKenzie Partners, Inc. the information agent at (212) 929-5500 or (800) 322-2885, and Credit Suisse First Boston Corporation, the dealer manager at (212) 325-3290 or (800) 221-1037.

Austin, Texas-based IXC Communications, Inc. is one of the largest and fastest-growing suppliers of network-based information delivery solutions for the global communications market. The company owns and operates one of the nation's newest and most technologically advanced digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC also offers a complete line of telecommunications products and services to both wholesale and retail customers, including private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on NASDAQ under the symbol of IIXC. IXC's Web site is located at www.ixc-comm.com.

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Investor Contact:                                    Media Contact:
James F. Guthrie                                     Melissa Jackson
Executive Vice President, Chief Financial Officer    Manager of Public Relations
(512) 427-3713                                       (512) 231-5247
jguthrie@ixc-comm.com                                mjackson@ixc-comm.com

Information Agent:
MacKenzie Partners, Inc.
(212) 929-5500 or (800) 322-2885